Exhibit 99.1
Contact:
Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Reports Strong Financial Results for Fourth Quarter and Full Year 2007
— Company Posts Fourth Quarter EPS of $0.37, Up 16% —
— For Full Year 2007, Strong Operating Earnings and Tax Benefits Drive EPS Up 41%;
Total Revenues and Product Sales Both Grow 14% —
— In 2008, Gen-Probe Expects Highest Pre-Tax Income Growth in Four Years,
Driving Anticipated EPS of $1.64 to $1.72 —
SAN DIEGO, CA, February 13, 2008 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported strong financial results for the fourth quarter and full year ended December 31, 2007, including quarterly earnings per share (EPS) of $0.37.
“Gen-Probe once again posted good financial results in the fourth quarter of 2007, led by the continued growth of our clinical diagnostics business,” said Henry L. Nordhoff, the Company’s chairman and chief executive officer. “In addition, our fourth quarter performance completed an excellent 2007 in which strong operating earnings and tax benefits combined to drive EPS up 41%.”
In the fourth quarter of 2007, product sales were $92.4 million, compared to $85.5 million in the prior year period, an increase of 8%. Total revenues for the fourth quarter of 2007 were $98.9 million, compared to $91.1 million in the prior year period, an increase of 9%. Net income in the fourth quarter of 2007 was $20.4 million, compared to $17.1 million in the prior year period, an increase of 19%. EPS in the fourth quarter of 2007 were $0.37, compared to $0.32 in the prior year period, an increase of 16%. In this press release, all per share amounts are calculated on a fully diluted basis, and all results are presented in US GAAP.
For the full year 2007, product sales were $370.9 million, compared to $325.3 million in the prior year, an increase of 14%. Total revenues for 2007 were $403.0 million, compared to $354.8 million in the prior year, an increase of 14%. Net income for 2007 was $86.1 million, compared to $59.5 million in the prior year, an increase of 45%. EPS in 2007 were $1.58, compared to $1.12 in the prior year, an increase of 41%.
Gen-Probe’s net income and EPS in the fourth quarter of 2007 benefited from an income tax rate of approximately 22% that resulted primarily from the completion of an audit of the Company’s 2003 and 2004 California state income tax returns and additional research and development credits earned in 2007. Net income and EPS for the full year 2007 benefited from an income tax rate of approximately 23% that resulted primarily from the items noted above and the completion of an audit of the Company’s 2003 and 2004 federal income tax returns (benefit recorded in the second quarter).

Detailed Results
Gen-Probe’s clinical diagnostics sales in the fourth quarter of 2007 were again led by the APTIMA Combo 2® assay, an amplified nucleic acid test (NAT) for simultaneously detecting Chlamydia trachomatis (CT) and Neisseria gonorrhoeae (GC). Sales of this assay grew based on market share gains on both the Company’s semi-automated instrument platform and on the high-throughput, fully automated TIGRIS® system. Revenue from the PACE® product line, the Company’s non-amplified tests for Chlamydia and gonorrhea, declined in the fourth quarter compared to the prior year period, in line with Gen-Probe’s expectations.
In blood screening, product sales in the fourth quarter of 2007 benefited from continued international expansion, and from higher pricing associated with US commercial sales of the PROCLEIX® WNV (West Nile virus) assay on the TIGRIS system. Gen-Probe’s blood screening sales in the fourth quarter of 2007 were negatively affected by the timing of shipments. The Company’s blood screening products are marketed worldwide by Chiron, a business unit of Novartis Vaccines and Diagnostics.
Product sales were, in millions:

	Three Months Ended Dec. 31,			Year Ended Dec. 31,
	2007	2006	Increase	2007	2006	Increase

Clinical diagnostics	$49.7	$45.4	10%	$199.2	$171.2	16%
Blood screening	$42.7	$40.1	6%	$171.7	$154.1	11%

Total product sales	$92.4	$85.5	8%	$370.9	$325.3	14%
Collaborative research revenues in the fourth quarter of 2007 were $5.4 million, compared to $1.2 million in the prior year period. This increase resulted from several factors, including:
•	Research reimbursement and milestone payments from 3M related to the companies’ collaboration to develop rapid tests for healthcare-associated infections.

•	Research reimbursement and milestone payments from 3M related to the companies’ collaboration for food testing, which was terminated in the fourth quarter.

•	Funds received from the US Department of Defense for prostate cancer research.
For the full year 2007, collaborative research revenues were $16.6 million, compared to $15.9 million in the prior year, an increase of 4% that resulted primarily from the factors described above. These increases were partially offset by the reclassification of revenue associated with investigational use of the PROCLEIX WNV assay. Beginning in the third quarter of 2006, the Company began recording all revenue associated with this assay in product sales, rather than in collaborative research revenues. The assay was approved by the US Food and Drug Administration (FDA) for use on Gen-Probe’s enhanced semi-automated instrument system (eSAS) in December of 2005, and for use on the TIGRIS system in March of 2007.
Royalty and license revenues for the fourth quarter of 2007 were $1.1 million, compared to $4.4 million in the prior year period, a decrease of 75%. This decrease resulted primarily from the final installment of license revenue under the Company’s collaboration with bioMérieux, which was recognized in the prior year period. For the full year 2007, royalty and license revenues were $15.5 million, compared to $13.5 million in the prior year, an increase of 15% that resulted primarily from $10.3 million of royalty revenue that was recorded in the first quarter of 2007 associated with the successful settlement of Gen-Probe’s patent infringement claims against Bayer HealthCare (now Siemens Healthcare Diagnostics).

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Gross margin on product sales in the fourth quarter of 2007 was 69.2%, compared to 67.6% in the prior year period. This increase resulted primarily from reduced sales of lower-margin instrumentation compared to the prior year period. For the full year 2007, gross margin on product sales was 67.7%, compared to 68.1% in the prior year.
Research and development (R&D) expenses in the fourth quarter of 2007 were $24.3 million, compared to $20.7 million in the prior year period, an increase of 17%. This increase resulted primarily from increased labor costs and the timing of major R&D projects. These projects include assays for human papillomavirus (HPV) and healthcare-associated infections, a fully automated instrument system for low- and mid-volume laboratory customers, and the post-marketing studies for the PROCLEIX ULTRIO® assay in the United States. For the full year 2007, R&D expenses were $97.1 million, compared to $84.5 million in the prior year, an increase of 15% that was due primarily to the factors described above.
Marketing and sales expenses in the fourth quarter of 2007 were $11.3 million, compared to $9.6 million in the prior year period, an increase of 18%. This increase resulted primarily from European market development efforts related to the Company’s investigational APTIMA HPV assay. For the full year 2007, marketing and sales expenses were $39.9 million, compared to $37.1 million in the prior year, an increase of 8% that resulted primarily from European market development efforts.
General and administrative (G&A) expenses in the fourth quarter of 2007 were $12.3 million, compared to $10.8 million in the prior year period, an increase of 14% that resulted primarily from increased compensation costs. For the full year 2007, G&A expenses were $47.0 million, compared to $44.9 million in the prior year, an increase of 5%.
Gen-Probe continues to have a strong balance sheet. As of December 31, 2007, the Company had $433.5 million of cash, cash equivalents and short-term investments, and no debt. In 2007, Gen-Probe generated net cash of $109.6 million from its operating activities, higher than the Company’s net income of $86.1 million.
Initial 2008 Financial Guidance
“We expect 2008 to be another year of double-digit revenue growth and high profitability for Gen-Probe, even as we continue to invest in attractive R&D projects to drive our long-term prospects,” said Herm Rosenman, the Company’s senior vice president of finance and chief financial officer. “Although we expect our tax rate to increase to a normalized level in 2008, our guidance anticipates pre-tax income growing at its fastest pace since 2004.”
For the full year 2008, Gen-Probe expects the following on a GAAP basis:
•	Total revenues of $443 million to $453 million, representing growth of 10% to 12% over 2007. Product sales growth is expected to be led by continued market share gains for the APTIMA Combo 2 assay, by commercial pricing of the PROCLEIX WNV assay on the TIGRIS system in the United States, and by ongoing international expansion of the PROCLEIX ULTRIO assay on the TIGRIS system. Although Gen-Probe believes the US Food and Drug Administration (FDA) will approve a hepatitis B “screening claim” for the PROCLEIX ULTRIO assay during 2008, the Company has not included any US product sales revenue for this assay in its guidance, based on the time needed to commercialize the new indication. Non-product revenues in 2008 are expected to benefit from an approximately $16 million final payment associated with the successful settlement of Gen-Probe’s patent infringement claims against Bayer HealthCare (now Siemens Healthcare Diagnostics), and from a $10 million milestone the Company expects to earn from Novartis if and when the PROCLEIX ULTRIO assay is fully approved on the TIGRIS system in the United States.

•	Product gross margins approximating 68% to 70% of product sales. This improvement over 2007 is expected to result primarily from continued conversion of PACE customers to the APTIMA Combo 2 assay, from commercial pricing of the PROCLEIX WNV assay on the TIGRIS system, and from the leverage inherent in rising manufacturing volumes. These benefits are expected to be partially offset by continued growth of the PROCLEIX ULTRIO assay in developing markets, where pricing is less robust.

•	R&D expenses approximating 23% to 24% of total revenues, down slightly from 2007 as a percentage of revenues. The Company’s highest priority R&D projects for 2008 include the post-marketing HBV yield studies for the PROCLEIX ULTRIO assay in the United States, development of the APTIMA human papillomavirus assay, and development of the Panther instrument platform for low- and mid-volume laboratory customers.

•	Marketing and sales expenses approximating 9% to 10% of total revenues, similar to 2007 as a percentage of revenues.

•	G&A expenses approximating 11% of total revenues, down slightly from 2007 as a percentage of revenues.

•	EPS of between $1.64 and $1.72, based on approximately 56 million fully diluted shares outstanding for the year and a tax rate of 35%.
Recent Events
•	PROCLEIX ULTRIO Post-Marketing Study. Gen-Probe believes the Company has met its goal of identifying a second case of hepatitis B “yield” in the post-marketing study for the PROCLEIX ULTRIO assay. Yield is defined as an HBV-infected blood donation that was intercepted by the PROCLEIX ULTRIO assay, but that was initially negative based on traditional serology tests. To date, participating blood banks have screened approximately 500,000 blood donations in the study. The FDA has approved the PROCLEIX ULTRIO assay to screen donated blood for HIV-1 and hepatitis C virus (HCV), but not to screen for HBV, as the initial clinical studies were not designed to, and did not, demonstrate HBV yield. Within a month, Gen-Probe intends to submit a supplemental Biologics License Application (BLA) to the US Food and Drug Administration in hopes of gaining a donor screening claim for HBV.

•	Carl Hull Named President and COO. On February 11, Gen-Probe announced that Carl Hull was named the Company’s president and chief operating officer, effective March 1, 2008. Mr. Hull joined Gen-Probe in February of 2007 as executive vice president and chief operating officer. He oversees the Company’s major operating functions, including research and development, manufacturing, and sales and marketing.

•	New Operations Executive. On November 19, Gen-Probe announced that Jorgine Ellerbrock joined the Company as senior vice president, operations. She joined the Company from Invitrogen Corporation, where she had been vice president, operations, since 2004, most recently for the Molecular Biology Business.

•	3M Food Collaboration. On November 8, Gen-Probe announced that 3M informed the Company it no longer intends to fund the companies’ collaboration to develop rapid molecular assays for the food testing industry. The collaboration has since been formally terminated. Despite the termination, Gen-Probe received milestone payments of $2 million in the fourth quarter of 2007 associated with achieving technological feasibility for potential food testing assays. Gen-Probe retains the rights to commercialize these assays.

•	First MilliPROBETM Test. On January 8, Millipore and Gen-Probe announced the launch of the first product from their collaboration to create faster, sensitive, more robust tests for detecting contaminants in pharmaceutical and biotechnology manufacturing processes. The MilliPROBE system is the first solution of its kind for biopharmaceutical manufacturing. It combines Millipore’s leading, industry-accepted sample prep methodologies with Gen-Probe’s advanced, proven nucleic acid technologies to deliver both speed and sensitivity in one microbial screening tool. The MilliPROBE system uses Real-Time Transcription-Mediated Amplification (RT TMA) technology to detect targeted microbial contamination within hours compared to the days or weeks usually required to generate results using traditional culture-based methods. The collaboration’s first MilliPROBE assay targets the bacterium Pseudomonas aeruginosa and is designed as an in-process, early warning system to provide faster, more effective detection of the bacterium in purified water used during drug production.

•	Purchase of Blood Screening Manufacturing Plant. On February 1, Gen-Probe purchased for $15.7 million its blood screening manufacturing facility located in Rancho Bernardo, California. The Company had leased the 94,000-square-feet facility since late 1997. The transaction is expected to have an immaterial effect on Gen-Probe’s income statement in 2008, but is expected to be accretive to earnings over the long term, based on rent increases that would have been associated with renewing the Company’s lease. “The purchase of our state-of-the-art blood screening manufacturing facility on attractive financial terms reflects our long-term commitment to providing innovative nucleic acid tests that safeguard the world’s supply of donated blood,” said Mr. Hull.
Webcast Conference Call
A live webcast of Gen-Probe’s fourth quarter 2007 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. The replay number is (800) 308-7858 for domestic callers and (402) 220-3841 for international callers.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has 25 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,000 people. For more information, go to
www.gen-probe.com.
Trademarks
APTIMA, APTIMA COMBO 2, PACE and TIGRIS are trademarks of Gen-Probe. ULTRIO and PROCLEIX are trademarks of Novartis. All other trademarks are the property of their owners.
Caution Regarding Forward-Looking Statements
Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “Initial 2008 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, updated financial guidance, regulatory approvals, future milestone payments, growth opportunities, and plans and objectives of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2008 growth, revenue, earnings or other financial targets, (ii) the risk that we may not earn or receive milestone payments from our collaborators, including Novartis and 3M, (iii) the possibility that the market for the sale of our new products, such as our TIGRIS system, APTIMA Combo 2 assay, PROCLEIX ULTRIO assay, PROGENSA PCA3 assay and industrial products, may not develop as expected, (iv) the enhancement of existing products and the development of new products, including products, if any, to be developed under our industrial collaborations, may not proceed as planned, (v) the risk that new products or indications, such as the HBV screening claim for our PROCLEIX ULTRIO assay in the United States, may not be approved by regulatory authorities or commercially available in the time frame we anticipate, or at all, (vi) we may not be able to compete effectively, (vii) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (viii) we are dependent on Novartis, Siemens (as assignee of Bayer) and other third parties for the distribution of some of our products, (ix) we are dependent on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products, (xi) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, (xii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiii) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
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Gen-Probe Incorporated
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$75,963	$87,905
Short-term investments	357,531	202,008
Trade accounts receivable, net of allowance for doubtful accounts of $719 and $670 at December 31, 2007 and December 31, 2006, respectively	32,678	25,880
Accounts receivable – other	11,044	1,646
Inventories	48,540	52,056
Deferred income tax — short term	8,825	7,247
Prepaid income tax	2,390	—
Prepaid expenses	17,505	11,362
Other current assets	4,402	2,583

Total current assets	558,878	390,687

Property, plant and equipment, net	129,493	134,614
Capitalized software	15,923	18,437
Goodwill	18,621	18,621
Deferred income tax — long term	7,942	2,064
License, manufacturing access fees and other assets	58,196	59,416

Total assets	$789,053	$623,839

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,777	$13,586
Accrued salaries and employee benefits	20,997	16,723
Other accrued expenses	4,014	3,320
Income tax payable	846	14,075
Deferred revenue	2,836	921

Total current liabilities	40,470	48,625

Non-current income tax payable	3,958	—
Deferred income tax — long term	75	—
Deferred revenue	4,607	3,667
Deferred rent	10	128
Deferred compensation plan liabilities	1,893	1,211

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.0001 par value per share, 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.0001 par value per share; 200,000,000 shares authorized, 53,916,298 and 52,233,656 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	5	5
Additional paid-in capital	415,229	334,184
Accumulated other comprehensive income (loss)	1,604	(5)
Retained earnings	321,202	236,024

Total stockholders’ equity	738,040	570,208

Total liabilities and stockholders’ equity	$789,053	$623,839

Gen-Probe Incorporated
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues:
Product sales	$92,426	$85,496	$370,877	$325,307
Collaborative research revenue	5,380	1,194	16,619	15,937
Royalty and license revenue	1,143	4,369	15,518	13,520

Total revenues	98,949	91,059	403,014	354,764

Operating expenses:
Cost of product sales	28,493	27,675	119,641	103,882
Research and development	24,331	20,712	97,144	84,545
Marketing and sales	11,348	9,563	39,928	37,096
General and administrative	12,265	10,832	47,007	44,936

Total operating expenses	76,437	68,782	303,720	270,459

Income from operations	22,512	22,277	99,294	84,305
Interest income	3,837	2,755	12,772	8,301
Interest expense	—	(1)	30	(63)
Other income / expense	(144)	854	(499)	451

Total other income, net	3,693	3,608	12,303	8,689

Income before income tax	26,205	25,885	111,597	92,994

Income tax expense	5,793	8,751	25,457	33,496

Net income	$20,412	$17,134	$86,140	$59,498

Net income per share:
Basic	$0.38	$0.33	$1.63	$1.15

Diluted	$0.37	$0.32	$1.58	$1.12

Weighted average shares outstanding:
Basic	53,769	51,835	52,975	51,538

Diluted	55,310	53,305	54,522	53,101

Gen-Probe Incorporated
Consolidated Statements of Cash Flows
(In thousands)

	Twelve Months Ended
	December 31,
	2007	2006

Operating activities:
Net income	$86,140	$59,498
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,159	27,496
Amortization of premiums on investments, net of accretion of discounts	4,576	3,204
Stock-based compensation charges	19,651	23,723
Stock option income tax benefits	2,596	191
Excess tax benefit from employee stock options	(14,606)	(9,187)
Loss on disposal of property and equipment	201	99
Impairment of fixed assets	502	—
Changes in assets and liabilities:
Accounts receivable	(16,180)	6,544
Inventories	3,588	(7,798)
Prepaid expenses	(6,141)	(595)
Other current assets	(2,307)	1,683
Other long term assets	(1,131)	(2,147)
Accounts payable	(1,818)	(471)
Accrued salaries and employee benefits	4,273	2,063
Other accrued expenses	679	(27)
Income tax payable	(397)	9,970
Deferred revenue	2,855	(7,516)
Deferred income tax	(7,621)	(6,559)
Deferred rent	(118)	(112)
Deferred compensation plan liabilities	683	961

Net cash provided by operating activities	109,584	101,020

Investing activities:
Proceeds from sales and maturities of short-term investments	140,988	132,657
Purchases of short-term investments	(298,824)	(149,012)
Purchases of property, plant and equipment	(23,096)	(50,760)
Purchase of intangible assets, including license and manufacturing access fees	(2,213)	(11,460)
Other assets	(279)	(633)

Net cash used in investing activities	(183,424)	(79,208)

Financing activities:
Excess tax benefit from employee stock options	14,606	9,187
Repurchase and retirement of restricted stock for payment of taxes	(1,474)	(429)
Proceeds from issuance of common stock	48,680	24,395

Net cash provided by financing activities	61,812	33,153

Effect of exchange rate changes on cash and cash equivalents	86	612

Net (decrease) increase in cash and cash equivalents	(11,942)	55,577
Cash and cash equivalents at the beginning of year	87,905	32,328

Cash and cash equivalents at the end of year	$75,963	$87,905